Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the common stock issuable under stock options granted under the Invisa, Inc. Business Consulting Agreement by the Registrant on August 7, 2006 pursuant to a Business Consulting Agreement, dated as of August 7, 2006, to be filed on or about August 14, 2006 of our report dated January 26, 2006, with respect to the consolidated financial statements of Invisa, Inc., included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Aidman, Piser & Company, P.A.
Tampa, Florida
August 14, 2006